UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              ss.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials

                        GIBRALTAR PACKAGING GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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          was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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


                                [GIBRALTAR LOGO]


Fellow Shareholders,

Fiscal 2003 began with high expectations for a successful year building upon the strong finish we achieved in the fourth quarter of fiscal 2002. Many of our goals were met for the year as net sales were up by $3.6 million over the prior year. This, coupled with our continuous pursuit of cost reductions enabled Gibraltar to make great strides throughout the year.

In the midst of this growth, Gibraltar also experienced some disappointments in fiscal 2003. As our industry continued to struggle with overcapacity and fierce competition, we began to feel a stronger impact of these tough market conditions as two pieces of business totaling $8.5 million were lost through bidding scenarios in the third quarter of fiscal 2003. Although our sales were not greatly impacted by these losses in the second half of fiscal 2003, we are now feeling the effect starting in the first quarter of fiscal 2004.

These losses have created a major challenge for the Gibraltar management team in fiscal 2004 but we are determined to rebound from these set-backs. We have been making a strong push for new business at each facility and have made great strides in our cross-selling efforts among our divisions. Our sales team has been able to capitalize on the multiple product lines we offer, and with recent enhancements that have been made to our flexible packaging line, we expect these efforts to flourish. In addition, the new equipment upgrades at our facilities have also begun to show great results in improving efficiencies and enhancing our competitive position in the industry.

These initiatives, along with continued emphasis on cost containment and cash flow, will enable Gibraltar to emerge from these turbulent market conditions even stronger than before.


Sincerely,

/s/ Walter E. Rose

Walter E. Rose
Chairman and Chief Executive Officer

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 SUMMIT AVENUE
                            HASTINGS, NEBRASKA 68901


                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 12, 2003
                    ----------------------------------------


TO THE STOCKHOLDERS OF GIBRALTAR PACKAGING GROUP, INC.:

         The Annual Meeting of the Stockholders of Gibraltar Packaging Group, Inc., a Delaware corporation (the "Company"), will be held at the Lochland Country Club, 601 West Lochland Road, Hastings, Nebraska, on November 12, 2003, at 12:00 p.m., Central Time, for the following purposes:

         1. To elect five directors to serve until the annual stockholders' meeting in 2004 or until their successors have been elected and qualified (Proposal 1);

         2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2004 fiscal year (Proposal 2); and

         3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         These items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on September 15, 2003 are entitled to notice of and to vote at the Annual Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                        By Order of the Board of Directors

                                        /s/ BRETT E. MOLLER

                                        BRETT E. MOLLER
                                        SECRETARY


October 6, 2003
Hastings, Nebraska

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 Summit Avenue
                            Hastings, Nebraska 68901


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


         The accompanying proxy is solicited by the Board of Directors of Gibraltar Packaging Group, Inc. (the "Company") for use at the 2003 Annual Meeting of Stockholders to be held on November 12, 2003, and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 12:00 p.m., Central Time, at the Lochland Country Club, 601 West Lochland Road, Hastings, Nebraska. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted on the proxy or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other matters to be considered. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The approximate date on which this Proxy Statement and the accompanying proxy, together with the Company's annual report to stockholders on Form 10-K for the fiscal year ended June 28, 2003, will first be sent to stockholders is October 6, 2003.


                            VOTING RIGHTS AND QUORUM

         At the close of business on September 15, 2003, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting, 5,041,544 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of Common Stock is required for a quorum. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote with respect to non-routine matters.

         The affirmative vote of the holders of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. Ratification of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

         With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the ratification of Deloitte & Touche LLP as the Company's independent public accountants and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote "against" the ratification of Deloitte & Touche LLP as the Company's independent public accountant even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes, and thus will have no effect on the outcome of voting.

                               PROPOSAL NUMBER 1:

                              ELECTION OF DIRECTORS

         Five directors are to be elected to the Company's Board of Directors at the Annual Meeting. The Board of Directors has nominated and urges you to vote for the election of the five nominees identified below, who, if elected, will serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. The five nominees listed below are members of the Company's present Board of Directors. Proxies solicited hereby will be voted FOR all five nominees unless stockholders specify otherwise in their proxies.

         If, at the time of or prior to the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

         The five nominees for election as directors and certain additional information with respect to each of them are as follows:

                                                                                     YEAR FIRST BECAME
NAME                       AGE                POSITION WITH THE COMPANY                  A DIRECTOR
----                       ---                -------------------------              -----------------
Richard D. Hinrichs        59      Director, President and Chief Operating Officer          2000
John W. Lloyd              59      Director                                                 1992
Walter E. Rose             60      Director and Chief Executive Officer                     1986
Robert G. Shaw             63      Director                                                 1992
John D. Strautnieks        66      Director                                                 1986

         RICHARD D. HINRICHS became President and Chief Operating Officer of the Company in August 1998. Previously, Mr. Hinrichs had served as Division President - Great Plains Packaging from May 1992 until August 1998. In addition, he has also served as Vice President of Sales of Great Plains Packaging from February 1986 through May 1992, and has held various positions with the Company and its predecessors since 1963.

         JOHN W. LLOYD presently serves as a consultant to the Company since his resignation as Chief Financial Officer of the Company in September 2000. He has also served as Executive Vice President and Chief Financial Officer of Rostra Technologies, Inc. ("Rostra"), a manufacturer of automotive electronic components, since 1993. Mr. Lloyd was previously employed from September 2000 until February 2002 as Chief Financial Officer for Cert. Co, a provider of security and risk management infrastructure solutions for B2B e-commerce.

         WALTER E. ROSE became Chief Executive Officer of the Company in August 1995. Mr. Rose serves as President of Rostra, which he co-founded in 1982.

         ROBERT G. SHAW has been Chairman of the Board, President and Chief Executive Officer of International Jensen, an equipment manufacturer specializing in loud speaker drivers and related components for the audio industry, since 1984.

         JOHN D. STRAUTNIEKS serves as Chairman of the Board of Rostra, which he co-founded in 1982.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

         All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are appointed by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. See "Executive Compensation and Other Information -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

         The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors, but shall not be less than two, nor more than 15 persons. The Board, in its discretion and in accordance with such authority, has fixed its size at five persons. No proxy will be voted for more than five persons.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing, internal control, and financial reporting practices of the Company and the appointment, compensation, and retention of the Company's independent auditors. It may also have such other duties as may from time to time be assigned to it by the Board. In November of 2002, the Board of Directors unanimously approved an amendment of the Audit Committee Charter, reducing the size of the Audit Committee from three members to two. This amendment was the result of Mr. David Chandler, a previous member of the Board of Directors and the Audit and Compensation Committees, voluntarily declining to run for re-election to the Board in 2002. The current members of the Audit Committee are Messrs. Shaw and Strautnieks. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's 1992 Incentive Stock Option Plan, Director Stock Option Plan, 1998 Stock Appreciation Rights Plan, and the Company's Non-Qualified Deferred Incentive Compensation Plan. In January of 2003, the Board of Directors nominated Mr. Strautnieks to serve as a member of the Compensation Committee, to fill the position previously held by Mr. Chandler. The Board unanimously approved Mr. Strautnieks' nomination. The current members of the Compensation Committee are Messrs. Shaw and Strautnieks.

         During fiscal 2003, the Board of Directors had four meetings, the Audit Committee had five meetings, and the Compensation Committee had two meetings. During fiscal 2003, no director of the Company attended fewer than 75% of the number of board meetings and meetings of the committee(s) on which he served.


DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. Messrs. Shaw and Strautnieks receive $3,000 each quarter as director compensation. Mr. Lloyd receives $2,000 a month as compensation for serving as a consultant and director of the Company. No additional compensation is paid for committee meetings. In addition, each director who is not an employee of the Company, or of a subsidiary or affiliate of the Company, is eligible to receive stock options under the Company's Director Stock Option Plan. During fiscal 2003, no options to purchase shares of Common Stock were awarded under the Director Stock Option Plan.


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The table on the following page sets forth, as of September 15, 2003, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the five most highly compensated executive officers of the Company during its most recent fiscal year and (iv) all directors and executive officers of the Company as a group. Except as indicated below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed. For purposes of the following table, each person's "beneficial ownership" of Common Stock has been determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 promulgated thereunder. Information with respect to beneficial ownership is based upon information furnished by such persons or contained in filings made with the Securities and Exchange Commission ("SEC").

                                                                                       BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                                OWNERSHIP           CLASS
------------------------------------                                                   ----------        ----------
Agro Industrial and Trading Holding B.V.
   18 Lindenstraat, 7411 NV Deventer, Netherlands (2)...............................     317,400             6.3%

William Blair Leveraged Capital Fund, L.P.
   222 West Adams Street, Chicago, Illinois 60606...................................     863,275            17.0%

John W. Lloyd, Director (3).........................................................     249,148             4.9%

Walter E. Rose, Director and Chief Executive Officer................................     438,996             8.7%

Robert G. Shaw, Director (3)........................................................     10,000              *

John D. Strautnieks, Director.......................................................     306,296             6.1%

Richard D. Hinrichs, Director and President and Chief Operating Officer (3).........     269,092             5.3%

Mark A. Lessor, Vice President & General Manager, Great Plains Packaging (3)........      3,000              *

Lyle O. Halstead, Vice President Finance & General Manager, Flashfold Carton........      2,011              *

James W. Anderson, Vice President & General Manager, Standard Packaging & Printing..       430               *

Directors and executive officers as a group (8 persons) (3).........................    1,278,973           25.3%

-----------------------
* Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gibraltar Packaging Group, Inc., 2000 Summit Avenue, Hastings, Nebraska 68901.

(2) Based solely on information set forth in a Schedule 13D, dated December 11, 1996.

(3) Includes the following shares issuable upon the exercise of outstanding stock options granted by the Company that are exercisable within 60 days of September 15, 2003: 5,000 for Mr. Lloyd, 5,000 for Mr. Shaw, 8,000 for Mr. Hinrichs, and 3,000 for Mr. Lessor.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

         Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.


          NAME                  AGE    POSITION WITH THE COMPANY
          ----                  ---    -------------------------

          Walter E. Rose        60     Chairman and Chief Executive Officer

          Richard D. Hinrichs   59     President and Chief Operating Officer

          Brett E. Moller       41     Vice President Finance

          Mark A. Lessor        44     Vice President and General Manager
                                       Great Plains Packaging Division

          Lyle O. Halstead      38     Vice President and General Manager
                                       Flashfold Carton Division

          James W. Anderson     42     Vice President and General Manager
                                       Standard Packaging & Printing Division


         Information regarding the business experience of Messrs. Rose and Hinrichs is set forth above under the heading "Proposal Number 1: Election of Directors."

         BRETT E. MOLLER became Vice President Finance of the Company in June 2002. Previously, he served as Vice President Finance - Corporate of the Company since September 2000, and as Corporate Controller since October 1998.

         MARK A. LESSOR became Vice President and General Manager of the Company's Great Plains Packaging Division in July 2003. Prior to this appointment, Mr. Lessor previously served as the Company's Vice President of Sales since March 2001. In addition he served as Great Plains Packaging's Vice President of Sales since 1997, and added sales management responsibilities for Flashfold Carton, another division of the Company, to his duties in 1998. He has held various other positions with Great Plains Packaging including, Sales Manager, Product Manager, and Sales Representative since his employment with the Company and its predecessors in 1981.

         LYLE O. HALSTEAD became Vice President and General Manager of the Company's Flashfold Carton Division in June 2002. He previously served as Vice President Finance - Operations of the Company since September 2000. In addition, he served as Vice President Finance and Human Resources of the Great Plains division since 1997, as well as Division Controller for Great Plains Packaging from April 1992 through December 1995.

         JAMES W. ANDERSON became Vice President and General Manager of the Company's Standard Packaging & Printing Division in June 2002. Previously, Mr. Anderson served as Vice President and General Manager of the Company's Flashfold Carton Division since January 2000. Mr. Anderson held other various positions within the division since September 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Shaw and Strautnieks, neither of whom are officers or employees of the Company. The Committee is responsible for evaluating and establishing the level of executive compensation and administering the Company's stock option and stock appreciation rights plans.

         It is the philosophy of the Company and the Compensation Committee that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The Compensation Committee regularly reviews the Company's compensation programs to insure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation package for its executive officers can consist of a cash salary, a cash incentive bonus, deferred incentive compensation, stock option grants, and stock appreciation rights.

         Base salary levels are largely determined through comparisons with industrial companies of similar size, complexity, and performance. The determination of the comparable companies was based upon choices made by the Compensation Committee and the Board of Directors. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. The Company previously paid Rostra a management fee for Mr. Rose's services as Chief Executive Officer. However, in 2003, in recognition of Mr. Rose's contributions to the Company, the Compensation Committee approved a compensation package for Mr. Rose. This package includes an annual base salary of $50,000, commensurate with Mr. Rose's time allocation to the Company, as well as a performance-based bonus ranging from $0 to $100,000, to be paid directly by the Company. The $50,000 current year bonus was based on the Company achieving improved results in fiscal 2003 over the prior year.

         The Company uses annual bonuses to motivate its executive officers and reward individuals for their initiative and outstanding performance. Bonuses are determined annually based upon achievement of performance-oriented indicators, which include improvement in sales and net income, the control of working capital and cash flow, and the achievement of specified operating objectives that favorably impact the Company's overall financial performance. In fiscal 2003 the Company established and the Compensation Committee approved a long term incentive program entitled The Gibraltar Packaging Group Non-Qualified Deferred Incentive Compensation Plan. Within this plan, participants will share in 5% of the net growth of the fair market value of the Company, as defined by the plan, over the base year. Additional information regarding this plan is located in the "Long Term Incentive Plans - Awards in Last Fiscal Year" table included under "Executive Compensation" below.

         The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock of the Company, the best interest of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase Common Stock of the Company. While various factors such as the potential of the recipient, prior grants, and the performance of the Company are considered in selecting the recipients and determining the size of the grant, the Company does not adhere to any firmly established formulas or schedules for the issuance of options, and options are awarded when considered appropriate. No stock options were awarded in fiscal 2003.

         The Committee believes that granting stock appreciation rights ("SARs"), like stock options, can increase stockholder value by aligning the interests of the SARs recipient with the Company's stockholders. Once the SARs reach maturity, they will provide cash incentives to key executives only if the then current value of the Common Stock has exceeded predetermined levels. SARs previously granted reached maturity in fiscal 2003. Cash payouts are further explained in the "Fiscal Year End SAR Values" table included under "Executive Compensation" below.

         The foregoing report is given by the following members of the Compensation Committee:

                                                Robert G. Shaw
                                                John D. Strautnieks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Shaw and Strautnieks. No member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, during fiscal 2003. Messrs. Rose and Strautnieks serve on the Board of Directors of Rostra, which board makes all compensation-related decisions for that company.

EXECUTIVE COMPENSATION

         The following table summarizes certain information regarding aggregate cash compensation, stock option awards, stock appreciation rights, and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                              ANNUAL COMPENSATION        SECURITIES
                                             FISCAL        -------------------------     UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR         SALARY ($)   BONUS ($)(1)   OPTIONS/SARS(#)    COMPENSATION($)(2)
---------------------------                  ------        ----------   ------------   ---------------    ------------------
Walter E. Rose                               2003             50,000       50,000             0                     0
  Chief Executive Officer                    2002                  0       50,000(3)          0                     0
                                             2001                  0       50,000(4)          0                     0

Richard D. Hinrichs                          2003            236,665       49,000             0                78,433(5)(6)
  President and Chief Operating Officer      2002            230,428       49,000             0                 1,705
                                             2001            221,563       53,000             0                 1,821

Mark A. Lessor                               2003            125,977       17,000             0                26,781(6)
  Vice President & General Manager           2002            122,634       19,000             0                 1,424
  Great Plains Packaging Division            2001            105,139       20,000             0                 1,273

Lyle O. Halstead                             2003            119,545       17,000             0                26,640(6)
  Vice President & General Manager           2002            103,777       15,000             0                 1,182
   Flashfold Carton Division                 2001             94,200       16,000             0                   442

James W. Anderson                            2003            140,002       17,000             0                26,613(6)
  Vice President & General Manager           2002            129,387       15,000             0                 1,106
  Standard Packaging & Printing Division     2001            104,760       16,000             0                 1,080

(1) Bonuses reflect amounts earned and accrued during each fiscal year, but paid in a subsequent fiscal year.

(2) Represents Company contributions to the Company's 401(k) profit sharing plan. For fiscal 2003, these amounts represented $2,253 for Mr. Hinrichs, $1,451 for Mr. Lessor, $1,310 for Mr. Halstead, and $1,283 for Mr. Anderson. During each of the three years ended June 28, 2003, June 29, 2002, and June 30, 2001, perquisites for each individual named in the "Summary Compensation Table" aggregated less than 10% of the total annual salary and bonus reported for such individual in the "Summary Compensation Table." Accordingly, no such amounts are included in the "Summary Compensation Table."

(3) The amount listed represents fees paid to Rostra for services provided by Mr. Rose as the Company's Chief Executive Officer in fiscal 2002. The amount listed was accrued in fiscal 2002 and paid in fiscal 2003.

(4) The amount listed represents fees paid to Rostra for services provided by Mr. Rose as the Company's Chief Executive Officer. This amount was accrued in fiscal 2001; however, payment was contingent upon the Company achieving sustained profitability. The amount was subsequently paid in fiscal 2002.

(5) Includes $28,500 for Mr. Hinrichs' SARs that reached maturity in fiscal 2003. The payment of these SARs will be made in three annual installments of $9,500 beginning in fiscal 2004.

(6) Includes deferred compensation of $47,680 for Mr. Hinrichs and $25,330 for Messrs. Lessor, Halstead, and Anderson that was earned in fiscal 2003 but deferred through the Company's Non-Qualified Deferred Incentive Compensation Plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS GRANTED IN FISCAL 2003

         The Company did not grant any stock options or SARs in fiscal 2003.


STOCK OPTION AND SAR VALUES AT FISCAL YEAR-END

         The following table summarizes information concerning the value of unexercised options held as fiscal year end 2003, by the executive officers named in the "Summary Compensation Table." No stock options were exercised by these officers in fiscal 2003.

                          FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SHARES
                            UNDERLYING UNEXERCISED     VALUE OF IN-THE-MONEY
                                OPTIONS HELD AT            OPTIONS AT
                             FISCAL YEAR END 2003     FISCAL YEAR END 2003 (1)
                         --------------------------  --------------------------
NAME                     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                     -----------  -------------  -----------  -------------

Richard D. Hinrichs (2)..  10,000           0             0             0
Mark A. Lessor (2).......   3,000           0             0             0

(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The market value of the Company's Common Stock at fiscal year end 2003 was $2.35 based on the closing price on the NASDAQ National Market System on that date. All of the options held by Messrs. Hinrichs and Lessor have exercise prices in excess of $2.35.

(2) All options for Mr. Hinrichs and Mr. Lessor were granted under the Company's 1992 Incentive Stock Option Plan.

         The following table includes information concerning the value of SARs held as of fiscal year end 2003, by the executive officers named in the "Summary Compensation Table."

                           FISCAL YEAR-END SAR VALUES

                                 NUMBER OF                  PRESENT VALUE
                            SARS OUTSTANDING AT         OF SARS OUTSTANDING AT
                            FISCAL YEAR END 2003       FISCAL YEAR END 2003 (1)
                          ------------------------    -------------------------
NAME                        VESTED        UNVESTED      VESTED         UNVESTED
----                        ------        --------      ------         --------

Richard D. Hinrichs (2).. 150,000(3)         0        $28,500(4)           0

(1) Computed based on the difference between aggregate fair market value and aggregate initial value. The maturity value of the SARs was $2.63, based on the average closing price of the Company's stock on the NASDAQ National Market System for the three month period from and including April 1, 2003 to June 30, 2003, as outlined in the 1998 Stock Appreciation Rights Plan.

(2) All SARs for Mr. Hinrichs were granted under the Company's 1998 Stock Appreciation Rights Plan.

(3) 75,000 of Mr. Hinrichs' SARS have initial values in excess of $2.63. These SARS have since expired.

(4) The computed value of the 75,000 vested, in-the-money SARs will be paid out in three equal annual installments of $9,500 beginning in fiscal 2004.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                                   PERFORMANCE   ESTIMATED FUTURE PAYOUTS UNDER
                      NUMBER OF      OR OTHER     NON-STOCK PRICE-BASED PLANS
                    SHARES, UNITS  PERIOD UNTIL  ------------------------------
                       OR OTHER    MATURATION OR  THRESHOLD  TARGET  MAXIMUM
NAME                  RIGHTS (#)     PAYOUT          ($)       ($)     ($)
----                -------------  -------------  ---------  ------  -------

Richard D. Hinrichs      N/A           (1)           (1)       (1)      (1)

Mark A. Lessor           N/A           (1)           (1)       (1)      (1)

James W. Anderson        N/A           (1)           (1)       (1)      (1)

Lyle O. Halstead         N/A           (1)           (1)       (1)      (1)


(1) The Gibraltar Packaging Group Non-Qualified Deferred Compensation Plan is an ongoing incentive plan whereby the participants share in 5% of the net growth of the fair market value of the Company, as defined by the Plan, over the base year. The annual amount deferred under this Plan in any given fiscal year is reduced by the amount paid to the participant as a cash bonus for that fiscal year, as determined by the sole discretion of the Compensation Committee. Participants vest in the deferred portion of their annual allocation at 20% per year, beginning with fiscal 2003, the first plan year. Disbursements are governed by the Plan and generally cannot occur until the relevant annual allocation is 100% vested, termination of the participant, or a change of control of the Company. Refer to the "Summary Compensation Table" for the amounts earned by the named executive officers for fiscal 2003.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Market Index and two peer group indexes for the period beginning June 30, 1998 and ending June 30, 2003. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1998 and that all dividends were reinvested. The Company has reviewed its peer group and has identified a new group of peers that provides a more accurate comparison to the Company based on similarities in company size and products produced. The members of the old peer group consist of Bemis Inc., Outlook Group Corp., and Sonoco Products Co. In addition, the old peer group previously consisted of three other companies which have since ceased operations, or have been purchased by larger, diversified companies. The members of the new peer group consist of Caraustar Industries, Inc., Rock Tenn Co, Bemis, Inc., Graphic Packaging International Corp, and MOD-PAC Corp.


                     COMPARISON OF 5 YEAR CUMULATIVE RETURN
                     AMONG GIBRALTAR PACKAGING GROUP, INC.,
                    NASDAQ MARKET INDEX, AND PEER GROUP INDEX

                                    [GRAPH]

                                                   Cumulative Total Return
                                 ----------------------------------------------------------
                                    6/98      6/99      6/00      6/01     6/02     6/03
GIBRALTAR PACKAGING GROUP, INC.    100.00     31.82     26.73     46.55    50.91    87.82
NASDAQ STOCK MARKET (U.S.)         100.00    143.67    212.43    115.46    78.65    87.33
NEW PEER GROUP                     100.00    100.29     73.98     87.47   113.13   104.25
OLD PEER GROUP                     100.00    100.75     78.32     97.34   115.60   109.03

         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above or that its performance will change in the future. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         The Company entered into an employment agreement with Mr. Hinrichs, dated January 15, 1999, which supercedes all prior employment agreements between Mr. Hinrichs and the Company. The agreement provides that Mr. Hinrichs would receive an annual base salary of not less than $201,000 and be entitled to receive a bonus not to exceed 40% of his base salary each fiscal year. The employment agreement also provides Mr. Hinrichs with the right to participate in the 1998 Stock Appreciation Rights Plan (see "Report of the Compensation Committee of the Board of Directors"). In addition, the agreement provides that if the Company terminates Mr. Hinrichs' employment without just cause, or in the event of a change-in-control (as defined in the agreement), Mr. Hinrichs would be entitled to receive severance pay, for the one-year period from termination, equal to his annual base salary at the time of termination.

         The Company entered into an agreement with Mr. Lloyd on September 1, 2000, based upon his resignation as Chief Financial Officer of the Company, effective September 5, 2000. This agreement supercedes all previous employment agreements between Mr. Lloyd and the Company. As a part of this agreement, Mr. Lloyd serves as a consultant to the Company and is paid a retainer of $2,000 per month, for so long as he remains a consultant and director to the Company. The agreement also states that so long as Mr. Lloyd remains employed as a consultant for the Company, he retains his rights under the 1998 Stock Appreciation Rights Plan.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, and on written representations by certain reporting persons, the Company believes that during the fiscal year ended June 28, 2003, all Section 16(a) filing requirements applicable to its officers, directors, and ten percent stockholders were made.


CERTAIN TRANSACTIONS

         Walter Rose, the Company's CEO, holds an equity interest in Rostra. During fiscal 2003, the Company paid Rostra $50,000 in management fees for services provided by Mr. Rose during fiscal 2002. During fiscal 2002, the Company paid $100,000 to Rostra in management fees for services provided by Mr. Rose in fiscal years 2000 and 2001.

                             AUDIT COMMITTEE REPORT

         The Company's Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing, internal control, and financial reporting practices of the Company and the appointment, compensation, and retention of the Company's independent auditors. It may also have such other duties as may from time to time be assigned to it by the Board. The Audit Committee members satisfy the regulations of the National Association of Securities Dealers ("NASD") requiring that all audit committee members be "independent directors" as defined in the NASD listing standards. While the Company is not required to adopt a written charter for the Audit Committee, it nevertheless adopted a formal charter in 2002. The Audit Committee's charter is attached to this Proxy Statement as Attachment I.

         During fiscal 2003, the Committee met five times, and discussed the interim financial information contained in each quarterly earnings announcement with management and independent auditors prior to public release. In connection with the Company's June 28, 2003 audited financial statements, the Audit Committee reviewed and discussed the financial statements with management. The Audit Committee also discussed with the Company's independent public accountants the matters required by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees," as amended by SAS No. 90.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP, the Company's independent public accountants, a formal written statement describing all relationships between the independent public accountants and the Company that might bear on the auditor's independence consistent with the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditor's independence, the Audit Committee also considered whether the non-audit services performed by the auditors on the Company's behalf were compatible with maintaining the independence of the auditors. In addition, all non-audit and audit related services performed by the auditors must be approved in advance by the Audit Committee. Based on this review, the Audit Committee believes appropriate independence is maintained.

         Based on the Audit Committee's review and discussions with management and the Company's independent public accountants, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003, for filing with the SEC. The Audit Committee also recommended the reappointment of the independent public accountants and the Board concurred in this recommendation, subject to the ratification of the appointment by the stockholders at the Annual Meeting.

                                              Audit Committee

                                              Robert G. Shaw, Chairman
                                              John D. Strautnieks


PRINCIPAL ACCOUNTING FIRM FEES

         The following table lists the aggregate fees billed to the Company for the fiscal year ended June 28, 2003, by the Company's principal accounting firm, Deloitte & Touche LLP.

         Audit Fees                                                $ 140,500
         Financial Information Systems Design and
           Implementation Fees                                     $      --
         All Other Fees                                            $  56,600

                               PROPOSAL NUMBER 2:

                        APPROVAL OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending July 3, 2004, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Deloitte & Touche LLP has served as auditors for the Company since 1986.

         For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Deloitte & Touche LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board of Directors will appoint other independent accountants. The enclosed proxy will be voted for ratification of Deloitte & Touche LLP unless the proxy holders are otherwise instructed.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP'S APPOINTMENT.

                            PROPOSALS OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than June 12, 2004, if the proposal is to be considered for inclusion in the Company's proxy statement relating to next year's meeting.

         A stockholder may also present a proposal directly to the Company's stockholders at the 2004 Annual Meeting. However, if the Company does not receive notice of the stockholder proposal prior to the close of business on August 26, 2004, SEC rules permit management to vote proxies in their discretion on the proposed matter. If the Company receives notice of the stockholder proposal on or before the close of business on August 26, 2004, management can only vote proxies in their discretion if they advise stockholders in the Company's 2004 proxy statement about the nature of the proposed matter and how management intends to vote on the matter.

                              FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY E-MAILING investorrelations@gppkg.com OR BY WRITTEN REQUEST TO INVESTOR RELATIONS, GIBRALTAR PACKAGING GROUP, INC., 2000 SUMMIT AVENUE, HASTINGS, NEBRASKA 68901. THESE REPORTS CAN ALSO BE OBTAINED ON OUR WEBSITE AT www.gibraltarpackaginggroup.com.

                                  OTHER MATTERS

         The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees, and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may solicit proxies by fax, telephone, and personal interview.

                                        By Order of the Board of Directors

                                        /s/ WALTER E. ROSE

                                        WALTER E. ROSE
                                        CHIEF EXECUTIVE OFFICER

October 6, 2003
Hastings, Nebraska

                                  ATTACHMENT I

                         GIBRALTAR PACKAGING GROUP, INC
                             AUDIT COMMITTEE CHARTER

This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Gibraltar Packaging Group, Inc. (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE: ORGANIZATION

The Committee is responsible for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and the appointment, compensation and retention of the Company's independent auditors. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least two directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise, all as set forth in the applicable rules of the NASDAQ. The Committee shall maintain free and open communication with the independent auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, Vice Presidents of Finance, and the lead independent audit partner.

The Committee shall meet at least four times a year in person or by telephone, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors and management.

RESPONSIBILITIES

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

         o Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

         o Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

         o Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditor's independence.

         o Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include a review of the annual management letter and matters required to be discussed under Statement of Auditing Standards No. 61, as amended by SAS 89 and 90, and consideration of the quality of the Company's accounting principals as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals, judgmental areas, audit adjustments (whether or not recorded), and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

         o Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

         o Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

         o Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to its filing, and (2) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)

         o Discussing with management and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

         o Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

         o Reviewing alleged fraudulent actions or violations of law reported by internal compliance programs or, under the terms of the Private Securities Litigation Reform Act of 1995, by the independent auditors.

         o        Reviewing management "conflict of interest" transactions.

         o        Self-assessing audit committee performance.

         o Reviewing the range and cost of audit and non-audit services performed by the independent accountants.

         o Pre-approving all engagements in connection with the audit, review or attestation of reports required under the securities laws, as well as all permissible non-audit services.

The Committee's job with respect to the Company's financial statements is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

                        GIBRALTAR PACKAGING GROUP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                          WEDNESDAY, NOVEMBER 12, 2003
                             12:00 P.M. CENTRAL TIME

                              LOCHLAND COUNTRY CLUB
                             601 WEST LOCHLAND ROAD
                               HASTINGS, NEBRASKA




--------------------------------------------------------------------------------


         GIBRALTAR PACKAGING GROUP, INC.
[LOGO]   2000 SUMMIT AVENUE
         HASTINGS, NEBRASKA 68901                                         PROXY
________________________________________________________________________________

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 12, 2003.

The undersigned hereby constitutes and appoints WALTER E. ROSE, BRETT E. MOLLER, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Gibraltar Packaging Group, Inc. (herein the "Company") to be held at the Lochland Country Club, 601 West Lochland Road, Hastings, Nebraska, on the 12th day of November 2003 at 12:00 p.m., Central Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side, the number of shares the undersigned would be entitled to vote if personally present. Please mark an X in the appropriate boxes on the reverse side.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.


           PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.


                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                          /   PLEASE DETACH HERE   \

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of directors:   01 Richard D. Hinrichs   04 Robert G. Shaw        [ ] FOR all nominees         [ ] WITHHOLD AUTHORITY
                            02 John W. Lloyd         05 John D. Strautnieks       listed below except as       to vote for all
                            03 Walter E. Rose                                     marked to the contrary       nominees listed below

                                                                                ___________________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE  |                                                   |
THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)             |___________________________________________________|


2. To ratify the appointment of Deloitte & Touche LLP as the
   independent auditors of the Company for the 2004 fiscal year.               [ ] For            [ ] Against            [ ] Abstain


Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY
WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked.

This proxy will be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated October 6, 2003.


Address Change? Mark Box   [ ]
Indicate changes below:                                                             Date ___________________________________________

                                                                                ___________________________________________________
                                                                               |                                                   |
                                                                               |                                                   |
                                                                               |___________________________________________________|
                                                                               Signature(s) in Box
                                                                               (Please sign exactly as your name appears hereon.
                                                                               When signing as attorney, executor, administrator,
                                                                               trustee, guardian, etc., give full title as such. For
                                                                               joint accounts, each joint owner should sign.)

                                                                                     PLEASE MARK, SIGN, DATE, AND RETURN THE
                                                                                          PROXY CARD PROMPTLY USING THE
                                                                                                ENCLOSED ENVELOPE.